Exhibit 23.4

CONSENT OF EUROMONITOR INTERNATIONAL (SHANGHAI) CO., LTD.

Euromonitor International (Shanghai) Co., Ltd. consents to the references in the Registration Statement on Form F-1, File No. 333-257293, of Aspire Global, Inc. to our firm and to the industry report dated January 22, 2021 prepared by our firm for Aspire Global, Inc.

/s/ Ren Yue

Director, China

Euromonitor International (Shanghai) Co., Ltd.

16 July, 2021